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                                                                    EXHIBIT 99.1

                                  March 1, 2000

Dear Stockholder:

         I am pleased to inform you that on February 16, 2000, the Board of Directors of Wall Street Deli, Inc. (the "Company") adopted a Rights Agreement comprising a stockholder rights plan (the "Plan"). We believe that this Plan will help protect the value of your investment in Wall Street Deli, Inc. With this letter, we are sending you a summary describing the Plan. The adoption of this Plan requires no action on your part.

         The purpose of the Plan is to assure that all stockholders are treated fairly by anyone who might seek to obtain control of the Company. The business environment has changed in many ways over the years, and the corporate takeover environment provides hostile bidders with a variety of coercive takeover tactics. Your Board believes that a stockholder rights plan continues to be an important tool to enable the Board to effectively represent the interests of all stockholders in the event of an unsolicited takeover attempt. The Plan is not unique; over 3,000 corporations throughout the country have adopted stockholder rights plans.

         The Plan was not adopted because of any current effort by another party to acquire the Company. We are not aware of any present effort to acquire control of the Company, but the existence of the Plan should help protect you against unfair takeover techniques such as open-market accumulations of large blocks of stock, partial or two-tiered offers that do not treat stockholders equally and other similar tactics which do not provide all the stockholders the full value of their investment.

         Unless the Rights established by the Plan are redeemed by the Company, the occurrence of certain takeover-related events will cause the Rights to convert into the right to acquire securities of the Company (or of the acquirer) at a significant discount. These takeover-related events include the acquisition by any person or group (other than certain existing stockholders) of 15% or more of the Company's common stock. The merger of the Company with and into any other person and the sale or transfer of assets or earning power aggregating more than 50% of the Company's assets or earning power. The effect is to dilute the acquiring person's interest in the Company and to raise the price of acquiring the Company. Since the Rights are subject to redemption prior to the occurrence of certain events, a potential acquirer can avoid triggering the Rights by negotiating with the Company's Board of Directors to establish a full and fair offering price.

         This Plan does not in any way alter the financial strength of the Company or interfere with its business strategy or operations. The adoption of the Plan is not dilutive, does not affect reported earnings per share, is not taxable to you or the Company, and will not affect your trading of common stock.

         The Board and management continue to be committed to serving the best interests of Company stockholders, employees and the communities in which we operate. We believe Wall Street Deli, Inc. has a bright future. The distribution to you of the Rights under the Plan reflects our determination that you, our stockholders, be given every opportunity to participate fully in that future.

                                        Very truly yours,

                                        Jeffrey V. Kaufman
                                        President and Chief Executive Officer


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